Exhibit 99.1

Fourth Amendment Dated as of April 25, 2012 to Second Amended and Restated Receivables Sale Agreement Dated as of June 25, 2009

This Fourth Amendment (the “Amendment”), dated as of April 25, 2012, is entered into among IPL Funding Corporation (the “Seller”), Indianapolis Power & Light Company (the “Collection Agent”), Windmill Funding Corporation, a Delaware corporation (“Windmill”), the Liquidity Provider listed on the signature page hereof (the “Liquidity Provider”) and The Royal Bank of Scotland plc, as agent for Windmill and the Liquidity Provider (the “Agent”).

 Reference is hereby made to that certain Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Sale Agreement”), among the Seller, the Collection Agent, Windmill, the Liquidity Provider and the Agent.  Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

 Section 1.     Upon execution by the parties hereto in the space provided for that purpose below the Sale Agreement shall be, and it hereby is, amended as follows:

(a)      Clause (iv) of the defined term “Liquidity Termination Date” appearing in Schedule I to the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

“iv)  October 24, 2012.”

Section 2.     The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed.  From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 3.     This Amendment shall become effective once the Agent has received executed counterparts of this Amendment and the Originator’s consent to this amendment.

Section 4.     This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 5.     This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois.

In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

THE ROYAL BANK OF SCOTLAND, PLC as the Agent and as the Liquidity Provider

By:	RBS SECURITIES INC., as agent

By:	/s/ Gregory S. Blanck
Gregory S. Blanck
Managing Director

WINDMILL FUNDING CORPORATION

By:	/s/ Jill A. Russo
Jill A. Russo
Vice President

IPL FUNDING CORPORATION

By:	/s/ Connie Horwitz
Connie Horwitz
Treasurer & Assistant Secretary

ACKNOWLEDGEMENT AND CONSENT

The undersigned, Indianapolis Power & Light Company, has heretofore executed and delivered the Amended and Restated Indemnity agreement dated as of June 25, 2009 (the “Indemnity”) and hereby consents to the Fourth Amendment to the Second Amended and Restated Sale Agreement as set forth above and confirms that the Indemnity and all of the undersigned’s obligations thereunder remain in full force and effect.  The undersigned further agrees that the consent of the undersigned to any further amendments to the Sale Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Indemnity referred to above.

INDIANAPOLIS POWER & LIGHT COMPANY

By:	/s/ Connie Horwitz
Connie Horwitz
Treasurer & Assistant Secretary